U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 8-K

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report:  September 15, 1996


Commission file number   0-19866


                            CELOX LABORATORIES, INC.
       (Exact name of small business issuer as specified in its charter)


          MINNESOTA                                           36-3384240
 (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                        Identification Number)


856 SOUTH FIFTH STREET, HOPKINS, MINNESOTA                       55343
(Address of principal executive offices)                       (Zip code)


Issuers telephone number, including area code:  (612) 933-2616


Item 5.  Delisting of Shares from NASDAQ SmallCap Market


         On August 14, 1996 the Company issued the attached press release which disclosed that the Company had received notice from NASDAQ that it failed to meet the requirements for continued listing on the NASDAQ SmallCap Market. On August 15, 1996 the Company's shares of Common Stock began trading in the OTC Market.



                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       Celox Laboratories, Inc.


September 15, 1996                     By /s/ Milo R. Polovina
                                          ------------------------------------
                                          Milo R. Polovina, President




                                                                           CELOX

Contact:  Milo R. Polovina, Chairman and CEO
          David E. Tess, Vice President Finance and Administration

Date:     August 14, 1996

FOR IMMEDIATE RELEASE Celox Laboratories, Inc. Announces Delisting Notice from NASDAQ

HOPKINS, Minn, August 14, 1996-CELOX Laboratories, Inc. (NASDAQ: CELX) today announced that it has received notice from NASDAQ that the Company fails to meet the requirements for continued listing on the NASDAQ SmallCap Market. Specifically, the Company does not currently meet the required level of total assets needed to continue to be listed. As a result, the Company will be delisted from the NASDAQ SmallCap Market effective with the close of business on August 14, 1996.

Beginning August 15, 1996 the Company's securities will be traded in the OTC Market.

Celox management is currently in the process of developing a strategic plan which will bring the Company back into compliance with the listing requirements.

In other news, the Company announced the filing of documents needed for an International Patent Application for its ViaStem(TM) product as required by the Patent Cooperation Treaty. ViaStem(TM) was developed to improve the preservation of critical cells (e.g. stem Cells) which are required for bone marrow transplantation. Other potential applications for ViaStem(TM) include the preservation of umbilical cord blood and platelets.

CELOX Laboratories, Inc. is a biotechnology company that specializes in improving the physiological condition of human cells and cells from other species. CELOX pioneered the development of non-serum cell biology products used in researching and developing diagnostics and therapeutics for major health problems such as AIDS and cancer. The Company's products are marketed to major academic medical centers, biotechnology and pharmaceutical companies.

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